Exhibit 10.24
Fiscal Year 2015 Annual Cash Incentive Plan of EVINE Live Inc.
Similar to prior years, our board of directors has adopted, through our compensation committee, an annual cash incentive plan for fiscal year 2015 that covers executive officers, officers and certain other key employees. The plan is designed to encourage and reward this group for making decisions that improve performance as measured by Adjusted EBITDA and individual performance measures. The plan is designed to produce sustained shareholder value by establishing a direct link between these measures and incentive compensation. This annual incentive to the officers is administered by our compensation committee.
Targets are established annually for the company as a whole and are designed to motivate continuous improvement to achieve payouts at or above target for the fiscal year. The company's and an individual’s performance determines the amount, if any, of awards earned by each plan participant, under the annual cash incentive compensation plan. The awards are based on performance relative to the established target and performance measures.
For fiscal 2015, a payout is achieved when a defined minimum level of Adjusted EBITDA is reached. Executive officer's cash incentive opportunity is based 80% - 100% on Adjusted EBITDA performance and 0% - 20% on individual performance measures. Officers and all other key employees' incentive opportunities are based on achieving EBITDA performance and individual performance measures.
Actual incentive payments each year are scalable once the minimum Adjusted EBITDA threshold has been achieved. This annual performance-based incentive opportunity is established each year as a percentage of the employee's annual base salary and is targeted at approximately the 50th percentile of our previously determined competitive market with the opportunity to earn more for above-target performance or less for below-target performance. For fiscal 2015, each senior executive officer is eligible for a target cash incentive opportunity equal to 60% to 100% of their respective base salary, while the incentive opportunity for officers and all other key employees range from 10% to 40% of their respective salary. For a given year, a payout at 100 percent of target annual incentive compensation is achieved when company performance achieves the performance measures. Actual incentive payments for 2015 could range from 50 to 200 percent of the targeted incentive opportunity based on corporate performance and/or an individual’s performance.
The decision to make cash incentive payments is made annually by our compensation committee. Payment amounts are determined by the compensation committee and are made in cash in the first quarter of the following fiscal year. A participant must be employed at the time of payment and have an adequate performance rating in order to receive any pay out under the plan. The compensation committee retains authority to adjust performance goals to exclude the impact of charges, gains or other factors that the compensation committee believes are not representative of the underlying financial or operational performance of our company.